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                                                              Exhibit 10.1.8

                                 March 20, 1997

BY TELECOPIER AND OVERNIGHT COURIER
-----------------------------------

To:  Physician Corporation of America
     5835 Blue Lagoon Drive, Suite 400
     Miami, Florida 33126
     Attention:  Chief Financial Officer
     Attention:  General Counsel

     $200,000,000 REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 27, 1994
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Ladies and Gentlemen:

          Reference is made to the Revolving Credit Agreement dated as of October 27, 1994 among Physician Corporation of America (the "Borrower"), the Lenders parties thereto, Citibank, N.A., as Issuing Bank, and Citibank, N.A., as Agent (the "Agent") for the Lenders and Issuing Bank, as amended by an Amendment to Credit Agreement and Consent to Acquisition dated as of September 22, 1995, by a Second Amendment to Credit Agreement dated as of March 29, 1996, by a Third Amendment to Credit Agreement dated as of April 5, 1996, by a Fourth Amendment and Consent Agreement dated as of June 10, 1996, by a Fifth Amendment and Waiver Agreement dated as of November 25, 1996, by a Sixth Amendment and Waiver Agreement dated as of January 8, 1997 and by a Seventh Amendment to Credit Agreement dated as of February 14, 1997 (such Revolving Credit Agreement, as so amended and as further amended, supplemented or otherwise modified and in effect from time to time being the "Credit Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

          This notice is to confirm that, as discussed more fully below, (i) Events of Default under the Credit Agreement have occurred and are continuing,
(ii) the Fifth Amendment Termination Date occurred on March 1, 1997 and (iii) the Termination Date occurred on March 1, 1997.

          Such Events of Default include those arising from the recent actions of the Florida Department of Insurance (the "DOI"). On February 25, 1997, the DOI commenced proceedings for the appointment of a receiver for PCA Property & Casualty Insurance Company ("PCIC") on grounds, among others, that PCIC is insolvent for purposes of relevant Insurance Regulations. This event (i) constituted a Material Adverse Change, giving rise to an Event of Default under
Section 7.01(m) of the Credit Agreement and (ii) constituted an Insurance Event not susceptible of a cure, giving rise to an Event of Default under Section 7.01(o) of the Credit Agreement. This event also constituted a proceeding described in Section 7.01(e) of the Credit Agreement and the entry on February 25, 1997 of the court's order granting relief in such proceeding gave rise to an Event of Default under Section 7.01(e) of the Credit Agreement. The Borrower has also notified the Lenders and Agent that additional charges against earnings relating to PCIC (going beyond the $100 million charge addressed in the Fifth Amendment and the $80 million charge addressed in the


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Waiver Agreement dated as of February 21, 1997) may be recorded by the
Borrower upon completion of the review process relating to PCIC's capitalization that the Borrower is conducting with its advisors. The outcome of this review process, and circumstances determined to exist as a result of it, could give rise to additional Events of Default.

          As a result of the occurrence and continuance of the Events of Default described above, interest on the Obligations has been accruing since February 25, 1997 at the default rate of 3% per annum above the Base Rate in effect from time to time, as provided in Section 2.07(b) of the Credit Agreement. Please consider this notice a demand, pursuant to Section 2.07(b), that such interest accruing from time to time (including, without limitation, interest accruing at such rate since March 1, 1997 on the fee referred to in the following paragraph) be paid when interest is otherwise scheduled to be paid under Section 2.07(a)(i) of the Credit Agreement (except to the extent such interest is otherwise paid or payable earlier concurrently with any payment of principal of the Obligations).

          In the Borrower's complaint against Sierra filed in case No. 97-0671 in the United States District Court for the Southern District of Florida and in other announcements, the Borrower announced that the Merger Agreement was terminated by Sierra on March 1, 1997. Accordingly, under clause (i) of the definition of Fifth Amendment Termination Date, the Fifth Amendment Termination Date occurred on March 1, 1997. As a result of this occurrence, a fee in the amount of 1% of the aggregate amount of the Advances and Letter of Credit Liability became payable on March 1, 1997, pursuant to Section 8(f) of the Fifth Amendment. As indicated above, interest at the default rate has been accruing on the amount of this fee since March 1, 1997. Further as a result of such termination of the Merger Agreement, (i) the Termination Date occurred under clause (i) of the definition of Termination Date and (ii) the outstanding principal amount of the Advances, and all unpaid interest accrued thereon, became due and payable in full on March 1, 1997, pursuant to Sections 2.06 and
2.07 of the Credit Agreement.

          Please be advised that the above notice of defaults and of the occurrence of the Fifth Amendment Termination Date and Termination Date, and any forbearance of the Lenders, Issuing Bank and Agent in respect thereof do not and shall not constitute a waiver in respect thereof or any waiver or modification of any term of the Credit Agreement or any other Loan Document, and do not and shall not constitute a waiver of any right, remedy or privilege of any Lender, the Issuing Bank or the Agent in respect of such defaults or occurrences or any other default or occurrence under any Loan Document or otherwise.

          Any past or ongoing discussions of any potential waiver or modification of the terms of the Loan Documents in respect of the above defaults and occurrences or otherwise shall not be effective or otherwise construed as any waiver of any right, remedy or privilege


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of any Lender, the Issuing Bank or the Agent unless the terms thereof are agreed to in writing in accordance with the terms of the Credit Agreement.

                                   Very truly yours,

                                   Citibank, N.A., as Agent for the
                                        Lenders and Issuing Bank



                                   By:  /s/ Ruth E. Ford
                                        --------------------------------------
                                        Name:  Ruth E. Ford
                                        Title:  Vice President

cc:  Fernando Alonso
     Lenders and Issuing Bank
     Douglas Young